Exhibit 23.7

Private/Confidential

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the item captioned “Change of Accountants” of Form F-4 dated April 15, 2020, of Immatics Biotechnologies GmbH and are in agreement with the statements contained on page 369 therein.

/s/ Uwe Kaschub	/s/ Kristina F. Behr
Wirtschaftsprüfer	Wirtschaftsprüferin
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Mannheim, Germany

April 15, 2020

Independent Member of Ernst & Young Global Limited

Chairman of the Board: WP/StB Georg Graf Waldersee - Board of Management: WP/StB Hubert Barth, Chairman

RA/StB Dr. Henrik Ahlers - WP/StB Ute Benzel - Constantin M. Gall

WP/StB Alexander Kron - WP/StB Mathieu Meyer - WP/StB Prof. Dr. Peter Wollmert

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